EXHIBIT 1






July 8, 1998




Securities and Exchange Commission
450 Fifth Street, NW
Washington, DC 20549

Gentlemen:

We  have  read Item 4 of Form 8-K of Apria Healthcare  Group
Inc. with the date of July 6, 1998 and are in agreement with the statements contained in Paragraphs A (i), (ii) and (iv) of such item on Page 2 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.




                              ERNST & YOUNG, LLP